NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES YEAR-END AND FOURTH
QUARTER RESULTS FOR FISCAL 2007

     TOTOWA, N.J., December 12, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the year ended September 30, 2007 as well as for the fourth quarter ended September 30, 2007.

     For the twelve month period ended September 30, 2007, income from continuing operations decreased 37% to $19.2 million compared with $30.3 million for the comparable fiscal 2006 period. Diluted earnings per share from continuing operations decreased 38% to $1.45 for the twelve month period ended September 30, 2007 compared with $2.32 for the twelve month period ended September 30, 2006.

     The decreases principally resulted from four non-cash charges aggregating to $21.0 million recognized during the Company’s fourth quarter. These charges consisted of the following:

•	Operating expenses included a goodwill impairment charge of $13.2 million for the pharmaceutical technology services segment that was previously classified as discontinued operations. As previously announced, the Company sought to sell its Stelex subsidiary during fiscal 2007. The Company received no acceptable offers and ultimately re-classified the segment to continuing operations during the fourth quarter of fiscal 2007. The offers that were received served as the basis to estimate the segment’s fair value for the impairment write-off.

•	The Company increased its distributor rebate allowance by $4.7 million after obtaining new information from its two largest distributors on their inventory levels. The increase in allowance is reflected as a reduction in sales and gross profit. While increasing the allowance, the Company confirmed that the procedures it has utilized for tracking rebates since fiscal 2005 continues to accurately reflect rebates taken by distributors.

•	Operating expenses included a long-lived asset impairment of $1.9 million reflecting a business decline at a sleep disorder company acquired in April 2007. The Company is pursuing legal action against the seller asserting fraudulent misrepresentations, breach of non-competition agreement, and other substantial claims.

•	Operating expenses included a $1.2 million increase in an allowance for unauthorized customer cash payment discounts. The Company is currently engaged in a dispute with one of its distributors. The Company may commence legal proceedings to resolve this dispute.

These four items resulted in after-tax charges of $13.6 million, or $1.02 per diluted share.

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measured used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended September 30, 2007 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Following is a comparison of the Company’s results in accordance with GAAP excluding the last three non-cash charges mentioned above. Inasmuch as the Company classified Pharmaceutical Technology Services segment as a discontinued operation for the first three quarters of fiscal 2007, the adjustments in the table below also present the segment as discontinued operations for all of fiscal 2007 and fiscal 2006.

Year ended September 30, 2007	2007	Non-GAAP Adjustments				2007	2006	Non-GAAP	2006	Non-
								Adjustments		GAAP

			Pharm Tech					Pharm Tech
	As	One-time Rebate	Presented as	Reserve for		After	As	Presented as	After
(Dollars in thousands, except per share	Reported	Allowance	Discontinued	Unauthorized	SSA Acquisition	Adjustments	Reported	Discontinued	Adjustments	Percent
amounts)	(GAAP)	Increase(1)	Operation(2)	Discounts(3)	Impairment(4)	(Non-GAAP)	(GAAP)	Operation(2)	(Non-GAAP)	Change

Consolidated statement of
income data:
Net revenue	205,257	4,733	(11,487)			198,503	202,124	(15,372)	186,752	6.3%

Cost of goods sold and services performed	101,438		(8,457)			92,981	100,027	(10,127)	89,900	3.4%
Gross profit	103,819					105,522	102,097		96,852	9.0%
Gross Margin	50.6%					53.2%	50.5%		51.9%
Operating expenses:

Selling, general and administrative	57,134		(3,712)	(1,176)		52,246	52,182	(3,977)	48,205	8.4%

Research and development	7,511		(50)			7,461	7,034	--	7,034	6.1%
Restructuring charge	—					0	—		0

Impairment and other charges	15,122		(13,180)		(1,942)	0	—		0

Other (income) expense - net	527		1			528	880	(149)	731	-27.8%

Total operating expenses	80,294					60,235	60,096		55,970	7.6%
Operating income	23,525					45,287	42,001		40,882	10.8%

Interest income	(4,909)					(4,909)	(3,294)		(3,294)	49.0%
Interest expense	56					56	—		0

Income unconsolidated investment	(1,498)					(1,498)	(1,728)		(1,728)	-13.3%

Total other (income) expense	(6,351)					(6,351)	(5,022)		(5,022)	26.5%

Income from continuing operations before
provision for income taxes and non-
controlling interest	29,876					51,638	47,023		45,904	12.5%

Provision for income taxes	9 ,985	1,609	4,735	400	660	1 7,389	15,828	(414)	15,414	12.8%
Income from continuing operations before
non-controlling interest	19,891					34,249	31,195		30,490	12.3%

Non-controlling interest in net income of
subsidiary	683				486	1,169	911		911	28.3%
Income from continuing operations	19,208					33,080	30,284		29,579	11.8%
(Loss)/Income from discontinued
operations, net	(49)		(521)			(570)		705	705
Net Income	19,159					32,510	30,284		30,284
Earnings (loss) per common share:
Basic:
Continuing Operations:	1.45					2.50	2.34		2.28
Discontinued Operations:	(0.00)					(0.04)	0.00		0.05
Net Earnings:	1.45					2.46	2.34		2.34
Diluted:
Continuing Operations:	1.45					2.49	2.32		2.27
Discontinued Operations:	(0.01)					(0.04)	0.00		0.05
Net Earnings:	1.44					2.45	2.32		2.32

Basic weighted - average number of shares
outstanding	13,238					13,238	12,966		12,966

Diluted weighted - average number of
shares outstanding	13,277					13,277	13,040		13,040

(1)	The Company increased its distributor rebate allowance by an additional $4.7 million after obtaining new information from our two largest distributors on their inventory levels. The increase in allowance is reflected as a reduction in sales and gross profit. While increasing the allowance the Company confirmed that the procedures it has utilized for tracking rebates since fiscal 2005 continues to accurately reflect rebates taken by distributors.
(2)	For the first 3 quarters of fiscal 2007 the company reported its Pharmaceutical Technology Services segment as a discontinued operation.
Earnings guidance was provided under the assumption that the segment will not contribute to earnings from continuing operations. This pro forma adjustment shows the effect of the segment as a discontinued operation for all of fiscal 2007 and fiscal 2006.
(3)	Operating expenses included a $1.2 million increase in an allowance for unauthorized customer cash payment discounts. The Company is currently engaged in a dispute with one of its distributors. The Company may commence legal proceedings to resolve this dispute.
(4)	Operating expenses included a long-lived asset impairment of $1.9 million reflecting a business decline at a sleep disorder segment acquisition made in April 2007. The Company is pursuing legal action against the seller asserting fraudulent misrepresentations, breach of non-competition agreement, and other substantial claims.

     GAAP net revenues for the twelve months of fiscal 2007 increased 1.6% to $205,257,000 compared to $202,124,000 in the comparable period last year. As adjusted to exclude the $4.7 million rebate adjustments and effect of Pharmaceutical Technology Services segment reclassified as discontinued operation in fiscal 2006 and 2007 as described in the table above, net revenues for the twelve months of fiscal 2007 increased 6.3% to $198,503,000. Increases in the Company’s core segments were partially offset by a decline in the Company’s Pharmaceutical Technology Services segment.

     Following are the net revenues by business segment for the twelve months ended September 30, 2007 and 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE YEARS ENDED
	SEPTEMBER 30,
	2007	2006	PERCENT
			CHANGE
Anesthesia	$74,800	$73,794	1.4%
Respiratory/Critical Care	46,296	44,571	3.9%
Sleep Disorder	48,770	42,850	13.8%
Interventional Cardiology/Radiology(1)	28,637	25,538	12.1%
Pharmaceutical Technology Services	11,487	15,371	(25.3)%
Rebate allowance adjustment	(4,733)	—	(100.0)%
Net Revenues	$205,257	$202,124	1.6%

     GAAP income/(loss) from continuing operations decreased 165% to ($5,347,000) for the fourth quarter of fiscal 2007 compared to $8,252,000 for the fourth quarter of fiscal 2006. GAAP earnings/(loss) from continuing operations per diluted share decreased 165% to ($0.40) per share, for the fourth quarter of fiscal 2007 compared to $0.62 per share for the fourth quarter of fiscal 2006.

     GAAP net revenues for the fourth quarter of fiscal 2007 decreased 3.5% to $50,484,000 compared to $52,334,000 in the comparable period last year. Anesthesia, Respiratory Critical/Care and Sleep Disorder’s net revenues increased 3.0% to $43,279,000 compared to $42,032,000 in the comparable period last year.

     Following are the net revenues by business segment for the fourth quarter of fiscal 2007 compared to the fourth quarter of fiscal 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED
	SEPTEMBER 30,
	2007	2006	PERCENT
			CHANGE
Anesthesia	$18,348	$19,925	(7.9)%
Respiratory/Critical Care	11,515	11,626	(1.0)%
Sleep Disorder	13,416	10,481	28.0%
Interventional Cardiology/Radiology	8,841	7,239	22.1%
Pharmaceutical Technology Services	3,097	3,063	1.11%
Rebate allowance adjustment	(4,733)	—	(100.0)%
Net Revenues	$50,484	$52,334	(3.5)%

     The reduction in Anesthesia and Respiratory/Critical Care net revenues in the fourth quarter was primarily caused by a temporary disruption in supply of facemasks from Respironics due to a delay between the termination of the 26 year supply agreement and the start-up of the current six month transition agreement. As of August 2007 Respironics sold all of its tooling, equipment, know-how, and intellectual property for manufacturing air-filled cushion masks to the Company, agreed to continue manufacturing masks during the transition process, and agreed to cooperate with the startup of the Company's Chinese joint venture. The joint venture is ramping up mask production and is currently supplying 40% to 50% of the Company's mask needs.

     Net revenues in the Company’s Sleep Disorder segment increased 28.0% for the three months ended September 30, 2007. At Breas, the Company’s manufacturer of personal ventilators and CPAP devices, revenues increased 20.7%.

     Net revenue for the fourth quarter in the Company’s interventional cardiology/radiology segment increased 22.1% to $8,841,000 due to strong demand for its flagship products.

     Net revenues in the Company’s Pharmaceutical technology services segment for the fourth quarter increased 1.1% to $3,097,000 million.

     On December 10, 2007, the Board approved a quarterly dividend of $0.10 per share payable on January 2, 2008 to shareholders of record on December 21, 2007.

     Terry Wall, President and CEO of Vital Signs, commented “We are issuing guidance of $2.80-$2.85, fully diluted EPS for Fiscal 2008. We foresee this growth to be back-end loaded, as a result of the timing of new product introductions and cost savings projects which we have included in our estimates.

     We expect approximately 7% growth in net revenues from the Company’s Anesthesia and Respiratory/Critical Care segments as a result of the introductions of enFlow™, SteeLite™ and Redi-Tube™ and the continued success of our patented Limb-Θ circuit. We are expecting approximately 10% growth in our Interventional Cardiovascular/Radiology segment and 15% growth in Sleep Disorder (The percentage growth is based upon the fiscal 2007 results after non-GAAP adjustments).”

     The company has not yet completed its audit review process. The Company expects to file its audited financial statements as part of its Annual Report on Form 10-K by December 14, 2007.

     All statements in this press release (including our guidance for fiscal 2008) other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses, as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2007.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides single use products for interventional cardiology/radiology and pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2006, Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or Mark Mishler, CFO
(973) 790-1330
http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED		FISCAL YEAR ENDED
	SEPTEMBER 30		SEPTEMBER 30,
	2007	2006	2007	2006
Gross revenues	$73,404	$70,634	$283,364	$271,182
Rebates	(22,467)	(17,176)	(74,798)	(64,642)
Other deductions	(453)	(1,124)	(3,309)	(4,416)

Net revenues	50,484	52,334	205,257	202,124
Cost of goods sold and services
performed	26,815	26,056	101,438	100,027
Gross profit	23,669	26,277	103,819	102,097

Expenses:
Selling, general and administrative	16,025	12,660	57,135	52,182
Research and development	1,860	1,740	7,511	7,034
Impairment charge	15,121	¯	15,121	¯
Interest and other (income)/expense, net	(1,615)	(871)	(5,824)	(4,142)
Income/(loss) from continuing operations
before provision for income taxes and non-
controlling interest	(7,722)	12,748	29,876	47,023
Provision for income taxes	(2,285)	4,248	9,985	15,828
Income/(loss) from continuing operations
before non-controlling interest	(5,437)	8,500	19,891	31,195
Non-controlling share in net income of	(90)	247	683	911
subsidiary
Income/(loss) from continuing operations	(5,347)	8,253	19,208	30,284
Income/(loss) from discontinued operations,
net	(14)	(208)	(49)	(167)
Net income/(loss)	$(5,361)	$8,045	$19,159	$30,117

Earnings (loss) per common share:
Basic:
Income/(loss) per share from continuing
operations	$(0.40)	$0.62	$1.45	$2.34
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)
Net earnings	$(0.40)	$0.61	$1.44	$2.33
Diluted:
Income/(loss) per share from continuing
operations	$(0.40)	$0.62	$1.45	$2.32
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)
Net earnings	$(0.40)	$0.61	$1.44	$2.31

Basic weighted average number of shares	13,275	13,217	13,238	12,966
Diluted weighted average number of shares	13,289	13,273	13,277	13,040

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands)
	(Unaudited)
	September 30,
	2007	2006
Cash and cash equivalents	$51,720	$41,242
Short Term Investments	86,671	85,565
Accounts Receivable	36,915	34,284
Inventory	19,778	19,006
Current Assets	206,989	185,146
Non-Current Assets	124,946	120,708
Total Assets	$331,935	$305,854

Current Liabilities	$17,825	$15,355
Total Liabilities	19,302	15,355
Shareholders’ equity	306,582	285,813
Total Liabilities and Shareholders’ equity	$331,935	$305,854